Exhibit 99.1

Brinker International Names Kelli Valade as President of Chili's

DALLAS, June 29, 2016 -- Brinker International, Inc. (NYSE:EAT), today announced Kelli Valade has been named President of Chili's® Grill & Bar. In this role, Valade will be responsible for overseeing all aspects of domestic restaurant operations, marketing, franchising and PeopleWorks for the brand.

“Six years ago, we tapped Kelli to lead the change to become a more accountable organization. Through our evolution to a culture of accountability, Kelli and our restaurant leadership teams have achieved unprecedented improvements in restaurant margins and guest satisfaction scores. They did it by lowering costs while balancing an improved and consistent guest experience that enabled us to deliver a compelling value proposition,” said Wyman Roberts, CEO and President of Brinker International.  “We are confident Kelli’s experience, leadership and exceptional restaurant operations team will continue to deliver on our key initiatives to drive a truly differentiated experience for our guests and shareholders.”

With 20 years of experience at Brinker International, Valade has held multiple leadership roles in PeopleWorks and operations and most recently served as Executive Vice President and Chief Operating Officer for Chili’s. Prior to joining Brinker International, Valade held a human resources position at Carlson Restaurants Worldwide.

Doug Comings has been named Valade's successor as Senior Vice President and Chief Operating Officer for Chili's. In this role, Comings will oversee operations for all Chili’s domestic restaurants. Previously, Comings served in a dual capacity as Vice President of Domestic Franchise and Regional Vice President for Chili’s. In this position, he oversaw operations for over 570 company-owned and franchised restaurants, including new restaurant development and franchisee relationships and agreements. Doug began his career with Brinker International in 1994 as a Chili’s server and over the past 22 years has grown into various operations leadership roles.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 23, 2016, Brinker owned, operated, or franchised 1,647 restaurants under the names Chili's® Grill & Bar (1,596 restaurants) and Maggiano's Little Italy® (51 restaurants).